SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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Krispy Kreme Doughnuts, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 1, 2003

To Our Shareholders:

      On behalf of the Board of Directors and management of Krispy Kreme Doughnuts, Inc., I cordially invite you to the Annual Meeting of Shareholders to be held on Wednesday, June 4, 2003, at 9:00 a.m., Eastern Time, at the Adams Mark Winston Plaza Hotel, 425 N. Cherry Street, Winston-Salem, North Carolina. Your Board of Directors and management look forward to personally greeting those shareholders able to attend.

      Details of business to be conducted at the Annual Meeting are provided in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our 2003 Annual Report to Shareholders, which contains financial statements and other important information about our business.

      It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by signing, dating and mailing the enclosed proxy card, or voting by telephone or electronically through the Internet as soon as possible to ensure your representation at the Annual Meeting. If you do attend the meeting and wish to vote in person, you may revoke your proxy at any time.

Sincerely,

SCOTT A. LIVENGOOD
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 4, 2003
PROXY STATEMENT
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS
ELECTION OF DIRECTORS
Executive Officers
RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
EXECUTIVE COMPENSATION
RELATED PARTY TRANSACTIONS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
STOCK PERFORMANCE GRAPH
VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET
SHAREHOLDERS’ PROPOSALS FOR 2004 ANNUAL MEETING
HOUSEHOLDING
OTHER MATTERS

KRISPY KREME DOUGHNUTS, INC.

370 Knollwood Street
Winston-Salem, North Carolina 27103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 4, 2003

To the Shareholders of

Krispy Kreme Doughnuts, Inc.:

      Notice is hereby given that the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. will be held at 9:00 a.m., Eastern Time, on Wednesday, June 4, 2003, at the Adams Mark Winston Plaza Hotel, 425 N. Cherry Street, Winston-Salem, North Carolina for the following purposes:

1. To elect three Class I directors, all of whose terms will expire in 2006;

2. To consider and act upon a proposal to ratify the appointment, by the Board of Directors, of PricewaterhouseCoopers LLP as our independent accountants; and

3. To consider such other matters as may properly come before the meeting and any adjournment or postponement thereof.

      Only shareholders of record as of April 7, 2003 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

      A Proxy Statement and a proxy solicited by the Board of Directors are enclosed. Please sign, date and return the proxy card in the enclosed business reply envelope, or vote by telephone or electronically through the Internet as soon as possible to ensure your representation at the annual meeting. If you attend the meeting, you may, if you wish, withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

R. FRANK MURPHY
Secretary

May 1, 2003

Whether or not you expect to be present at the Annual Meeting, please complete, date, sign and return the enclosed proxy card in the enclosed postage-paid business reply envelope, or vote by telephone or electronically through the Internet as soon as possible. The proxy may be revoked at any time prior to exercise. If you are present at the Annual Meeting, you may, if you wish, revoke your proxy at that time and exercise the right to vote your shares personally.

PROXY STATEMENT
Dated May 1, 2003
For the Annual Meeting of Shareholders
To be Held June 4, 2003

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Krispy Kreme Doughnuts, Inc. (“Krispy Kreme”) for use at Krispy Kreme’s 2003 Annual Meeting of Shareholders to be held on Wednesday, June 4, 2003, including any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. Management intends to mail this Proxy Statement and the accompanying proxy to shareholders on or about May 1, 2003.

      Only shareholders of record at the close of business on April 7, 2003 (the “Record Date”) are entitled to notice of and to vote in person or by proxy at the Annual Meeting. As of the Record Date, there were 56,819,026 shares of common stock, no par value, of Krispy Kreme outstanding and entitled to vote at the Annual Meeting. The presence of a majority of such shares is required, in person or by proxy, to constitute a quorum for the conduct of business at the Annual Meeting. Each share is entitled to one vote on any matter submitted for vote by the shareholders.

      For shares registered directly in the name of the shareholder. Shareholders with shares registered directly in their names in our stock records maintained by our transfer agent can vote by mail, by telephone or electronically through the Internet as described below.

•	Vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Vote by telephone. You can vote by calling the toll-free telephone number noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on June 3, 2003. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.

•	Vote by Internet. You also can choose to vote electronically through the Internet. The address of the website for Internet voting is www.proxyvoting.com/kkd. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on June 3, 2003. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote electronically through the Internet, you do not need to return your proxy card.

      For shares registered in the name of a bank or brokerage firm. If you hold shares of our common stock through a bank or brokerage firm, please refer to your proxy card or the information forwarded by your bank or brokerage firm to see which options are available to you. A number of banks and brokerage firms are participating in a program provided through ADP Investor Communication Services that also offers telephone and Internet voting options. This program is different from the program provided for shares registered directly in the name of the shareholder. Votes submitted by telephone or by using the Internet through the ADP Investor Communication Services program must be received by 11:59 p.m., Eastern Time, on June 3, 2003.

      The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the Annual Meeting. If your shares are held in “street name” (that is, through a broker or other nominee), you must obtain a proxy, executed in your favor, from the record holder in order to be able to vote in person at the Annual Meeting.

      You may revoke your proxy and change your vote at any time prior to the voting of the proxy. You may do this by sending written notice of revocation to our Corporate Secretary at 370 Knollwood Street, Winston-Salem, North Carolina 27103, submitting a subsequent proxy by mail, telephone or Internet with a later date or voting in person at the Annual Meeting. Attendance at the meeting will not by itself revoke a proxy.

      Proxies that are executed, but do not contain any specific instructions, will be voted “FOR” the election of all the nominees for directors specified herein and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Krispy Kreme’s independent accountants. Each nominee for director has indicated that he or she will serve if elected; but should the situation arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. The persons appointed as proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting or any postponement or adjournment thereof, including any vote to postpone or adjourn the Annual Meeting.

      A copy of our 2003 Annual Report to Shareholders is being furnished with this Proxy Statement to each shareholder of record as of the close of business on the Record Date.

Quorum and Voting Requirements

      The holders of a majority of the shares entitled to vote on the Record Date, represented in person or by proxy, shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at the Annual Meeting. In the election of directors, those nominees receiving the greatest number of votes at the Annual Meeting, assuming a quorum is present, shall be deemed elected, even though such nominees may not receive a majority. For the ratification of the appointment of Krispy Kreme’s independent accountants and any other business at the Annual Meeting, the vote of a majority of the shares voted on the matter, assuming a quorum is present, shall be the act of the shareholders on each such matter unless the vote of a greater number is required by law. In counting the votes cast, only those cast “FOR” and “AGAINST” a matter are included, although you cannot vote “against” a nominee for director. An abstention and a “broker non-vote” are counted only for purposes of determining the presence of a quorum at the Annual Meeting. “Broker non-votes” are votes that brokers holding shares of record in “street name” are not permitted to cast under applicable regulations because the brokers have not received clear voting instructions from their customers.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

      The following table sets forth the information concerning the beneficial ownership of the common stock of Krispy Kreme, which is our only class of voting stock, on April 7, 2003, by:

•	each person known to Krispy Kreme to beneficially own more than 5% of the common stock;

•	each director, including directors nominated for reelection, the Chief Executive Officer and the four other most highly compensated executive officers; and

•	all of Krispy Kreme’s directors and executive officers as a group.

      Beneficial ownership is determined under the rules of the Securities and Exchange Commission (“SEC”). These rules deem common stock subject to options currently exercisable, or exercisable within 60 days, to be outstanding for purposes of computing the percentage ownership of the person holding the options or of a group of which the person is a member; but they do not deem such stock to be outstanding for purposes of computing the percentage ownership of any other person or group. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The applicable percentage ownership for each shareholder is based on 56,819,026 shares of common stock outstanding as of April 7, 2003. Unless otherwise specified, the address for each of our directors and officers named below is c/o Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, NC 27103.

		Percentage
	Number of Shares	Beneficially
Beneficial Owner	Beneficially Owned	Owned

Erskine Bowles	0	*
Randy S. Casstevens(1)	188,781	*
Mary Davis Holt(2)	55,750	*
Scott A. Livengood(3)	1,047,675	1.8%
William T. Lynch, Jr.(4)	210,300	*
John N. McAleer(5)(11)	3,583,825	6.3%
James H. Morgan(6)	71,750	*
R. Frank Murphy(7)	54,000	*
Dr. Su Hua Newton	0	*
Robert L. Strickland(8)	251,750	*
John W. Tate(9)	59,170	*
Togo D. West, Jr.(10)	110,300	*
Jubilee Investments Limited Partnership(11)	3,157,452	5.6%
All directors and executive officers as a group (12 persons)	5,633,301	9.6%

*	Less than one percent.

(1)	Includes (a) 3,119 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (b) 1,402 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; and (c) 104,500 shares issuable upon the exercise of currently exercisable stock options.
(2)	Consists of 55,750 shares issuable upon the exercise of currently exercisable stock options.
(3)	Includes (a) 11,211 shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; (b) 600 shares owned by Matthew Scott Livengood, Mr. Livengood’s son; and (c) 948,186 shares issuable upon the exercise of currently exercisable stock options.
(4)	Includes 160,300 shares issuable upon the exercise of currently exercisable stock options.
(5)	Includes (a) 3,157,452 shares held by Jubilee Investments Limited Partnership described in note (11) below, of which Mr. McAleer is one of six general partners; (b) 4,000 shares held by Jennifer A. McAleer, Mr. McAleer’s daughter; (c) 4,000 shares held by Lauren E. McAleer, Mr. McAleer’s daughter; (d) 4,000 shares held by Alexander B. McAleer, Mr. McAleer’s son; (e) 3,119 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; (f) 5,254

shares held under the Krispy Kreme Nonqualified Stock Ownership Plan; and (g) 406,000 shares issuable upon the exercise of currently exercisable stock options.
(6)	Consists of (a) 4,000 shares owned beneficially by Margaret O. Morgan, Mr. Morgan’s spouse; and (b) 67,750 shares issuable upon the exercise of currently exercisable stock options.
(7)	Includes 50,000 shares issuable upon the exercise of currently exercisable stock options.
(8)	Consists of (a) 80,000 shares held by the Robert Louis Strickland Revocable Living Trust, a trust of which Mr. Strickland is the sole trustee; (b) 12,000 shares held by Elizabeth Strickland, Mr. Strickland’s spouse; and (c) 159,750 shares issuable upon the exercise of currently exercisable stock options.
(9)	Includes (a) 166 shares held by a tax-qualified trust pursuant to the Krispy Kreme Profit-Sharing Stock Ownership Plan; and (b) 55,004 shares issuable upon the exercise of currently exercisable stock options.

(10)	Includes 108,300 shares issuable upon the exercise of currently exercisable stock options.
(11)	Jubilee Investments Limited Partnership, formerly McAleer Investments Limited Partnership, is a partnership established by members of the McAleer family, including John N. McAleer as described in note (5) above, to hold shares of Krispy Kreme common stock. The other general partners of Jubilee Investments Limited Partnership are Jeanne Sanderford, Shannon M. Silvernail, Sandra M. Middlebrooks, Elizabeth Tillman and Patricia Dorgan. While none of the general partners has the sole power to dispose of or vote the shares owned by the limited partnership, each of them, including John N. McAleer, may be deemed to have shared dispositive and voting power. In addition to the 3,157,452 shares held by Jubilee Investments Limited Partnership, the general partners beneficially own, directly or indirectly, the following number of shares of our common stock: John N. McAleer — 1,034,672 shares; Jeanne Sanderford — 468,154 shares; Shannon M. Silvernail — 566,774 shares; Sandra M. Middlebrooks — 456,204 shares; Elizabeth Tillman — 543,164 shares; and Patricia Dorgan — 518,834 shares. The address for Jubilee Investments Limited Partnership is 435 Westover Avenue, Winston-Salem, NC 27104.

ELECTION OF DIRECTORS

(Item Number 1 on the Proxy Card)

Composition and Recommendation of the Board of Directors

      Our bylaws provide that the Board of Directors shall consist of not less than nine nor more than fifteen directors, with the exact number being set from time to time by the Board of Directors. Our Board of Directors presently consists of nine directors, seven of whom are independent directors. The Board of Directors is divided into three classes of directors. The term of each director in Class I expires this year, the term of each Class II director expires in 2004 and the term of each director in Class III expires in 2005. Upon the expiration of the terms for each class of directors, the directors of such class, if reelected, will serve for a term of three years.

      Effective March 21, 2003, Frank E. Guthrie, Robert L. McCoy and Steven D. Smith resigned from our Board of Directors and were appointed Emeritus Directors in accordance with our bylaws. In addition, effective March 21, 2003, Joseph A. McAleer, Jr. retired from our Board of Directors.

      Effective April 9, 2003, Erskine Bowles and Dr. Su Hua Newton joined our Board of Directors. Mr. Bowles and Dr. Newton were appointed as Class II directors, filling the vacancies created by the resignation of Mr. Smith and the retirement of Joseph A. McAleer, Jr.

      In connection with the changes to our Board of Directors, James H. Morgan, a Class III director whose term is set to expire in 2005, has agreed to stand for reelection as a Class I director for the purposes of evenly balancing the classes of our Board of Directors.

Nomination of Class I Directors

      The Board of Directors recommends a vote “FOR” the nominees for director listed below for election to the Board of Directors.

      Two of the nominees for directors, Mary Davis Holt and Togo D. West, Jr., are current Class I directors who are being nominated for reelection, and one of the nominees, James H. Morgan, is a current Class III director who has agreed to stand for reelection this year as a Class I director for purposes of evenly balancing the classes of our Board of Directors. If reelected, their terms will expire in 2006. The following information as of April 7, 2003 has been furnished by the nominees for director.

Name (Age)	Information About the Nominees

Nominees for Class I Directors Whose Terms Will Expire in 2006
Mary Davis Holt (52)	Mary Davis Holt has been a director since July 2000. Ms. Holt has been with Time Inc. for 30 years where she has held the positions of Chief Operations Officer of Time Life Inc., a direct-marketing media company, since 1992 and Senior Executive Vice President of Time Life since 1999. Ms. Holt was employed by Time Life as Chief Operating Officer and Executive Vice President of Time-Life Kids and Time-Life Education from 1996 to 1999, and as President of Time Life Books from 1991 to 1992.

Name (Age)	Information About the Nominees

James H. Morgan (55)	James H. Morgan has been a director since July 2000. Mr. Morgan has served as Chairman of The Morgan Crossroads Fund since April 2001. Prior to that time, Mr. Morgan served as a consultant for Wachovia Securities, Inc., a securities and investment banking firm, since January 2000. From April 1999 through December 1999, Mr. Morgan was employed as Chairman and Chief Executive Officer of Wachovia Securities, Inc. Mr. Morgan was employed by Interstate/Johnson Lane from 1990 to 1999 in various capacities, including Chairman and Chief Executive Officer, and led the transition during the merger of Interstate/Johnson Lane and Wachovia Securities in 1999.
Togo D. West, Jr. (60)	Togo D. West, Jr. has been a director since July 2000. Mr. West served as Secretary of Veterans Affairs and a member of President Clinton’s Cabinet from 1998 to 2000. He served as Secretary of the Army from 1993 to 1998. Mr. West is an attorney who currently practices with the law firm of Covington & Burling in Washington, D.C. and has been a partner of Patterson, Belknap, Webb & Tyler. He has been General Counsel of the Department of Defense, General Counsel of the Department of the Navy and has served with the U.S. Department of Justice. Prior to his most recent government service, Mr. West was Senior Vice President for Government Affairs for the Northrop Corporation, an aerospace and defense systems company.

About the Continuing Directors

      The following information as of April 7, 2003 has been furnished by the continuing directors who are not up for election at this Annual Meeting.

Name (Age)	Information About the Continuing Directors

Class II Directors Whose Terms Will Expire in 2004
Scott A. Livengood (50)	Scott A. Livengood has been employed by Krispy Kreme since 1977. He was appointed Chairman of the Board of Directors in October 1999. He has served as Chief Executive Officer since February 1998 and as President since August 1992. From August 1992 to January 1998, Mr. Livengood was also Chief Operating Officer. He has served as a director since February 1994.
Erskine Bowles (57)	Erskine Bowles has been a director since April 2003. Mr. Bowles has served as senior advisor to Carousel Capital, a North Carolina-based private investment firm, since 2002. From 1999 until 2001, Mr. Bowles served as managing director of Carousel Capital and was also a Partner of Forstmann Little & Co. Prior to that time, he served as director of Merck & Co., VF Corporation, and First Union Corporation from 1999 until 2001 and as director of Wachovia Corporation in 2001. Mr. Bowles served as White House Chief of Staff from 1996 until 1998.
Dr. Su Hua Newton (65)	Dr. Su Hua Newton has been a director since April 2003. Dr. Newton is a co-owner and winemaker of Newton Vineyard located in Napa Valley, California. She was Associate Professor of Marketing at the University of San Francisco from 1980 until 1994.

Name (Age)	Information About the Continuing Directors

Class III Directors Whose Terms Will Expire in 2005
John N. McAleer (44)	John N. McAleer has been employed by Krispy Kreme since 1981. Mr. McAleer has served as Executive Vice President, Concept Development and as Vice Chairman of the Board of Directors since October 1999. He has also served as Executive Vice President, Brand Development from March 1998 until October 1999, as Executive Vice President, Marketing from August 1992 until March 1998 and as Senior Vice President, Marketing, Real Estate and Construction from September 1990 until August 1992. Mr. McAleer has served as a director since September 1990 and as Chairman of the Board of Directors from February 1998 until October 1999.
William T. Lynch, Jr. (60)	William T. Lynch, Jr. has been a director since November 1998. He has served as President and Chief Executive Officer of Liam Holdings LLC, a marketing and capital management firm, since April 1997. Mr. Lynch retired as President and Chief Executive Officer of Leo Burnett Co. in March 1997 after serving with that advertising agency for 31 years.
Robert L. Strickland (72)	Robert L. Strickland has been a director since November 1998. Mr. Strickland retired as Chairman of the Board of Directors of Lowe’s Companies, Inc., a home improvement retailer, in January 1998, after 41 years of service, and is now Chairman Emeritus. Mr. Strickland was Deputy Chairman of the Board of the Federal Reserve Bank of Richmond from 1996 through 1998, and was a Director of T. Rowe Price from 1991 through 2001.

Meetings and Committees of the Board of Directors

      The Board of Directors meets on a regular basis to supervise, review and direct Krispy Kreme’s business and affairs. During our fiscal year ended February 2, 2003, the Board of Directors held eight meetings. The Board of Directors has established an Audit Committee, Compensation Committee and Governance Committee to which it has assigned certain responsibilities in connection with the governance and management of Krispy Kreme’s affairs.

      Audit Committee. The Audit Committee’s primary duties and responsibilities are to monitor the integrity of Krispy Kreme’s financial reporting process and internal controls, monitor the independence and performance of our independent accountants and internal auditors and provide an avenue of communication among our independent accountants, management, internal auditors and the Board of Directors. As part of these responsibilities, the Audit Committee annually recommends to the Board of Directors the appointment of Krispy Kreme’s independent accountants and approves all fees and other significant compensation paid to them. William T. Lynch, Jr., Mary Davis Holt and James H. Morgan are the members of the Audit Committee, as is Erskine Bowles (appointed effective April 2003). All Audit Committee members are independent, as required by the rules of The New York Stock Exchange (“NYSE”). The Audit Committee held seven meetings during fiscal 2003. See “Report of the Audit Committee.”

      Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits for our executive officers, other than our Chief Executive Officer, and the employee benefit plans for all other employees. With respect to our Chief Executive Officer, it makes a recommendation to our Board of Directors. James H. Morgan and Togo D. West, Jr. are the members of the Compensation Committee, as is Su Hua Newton (appointed effective April 2003) and are independent directors for purposes of the rules of

The New York Stock Exchange. The Compensation Committee held five meetings during fiscal 2003. See “Report of the Compensation Committee on Executive Compensation.”

      Governance Committee. The Governance Committee is responsible for assisting the Board of Directors in achieving appropriate corporate governance practices by recommending to the Board and implementing policies and processes designed to provide for effective and efficient corporate governance, monitoring and safeguarding the independence of the Board and examining relationships and situations that present actual or potential conflicts of interest of the Board and management. The Governance Committee serves as the Nominating Committee of the Board. Mary Davis Holt, William T. Lynch, Jr., James H. Morgan, Robert L. Strickland, and Togo D. West, Jr. are members of the Governance Committee, as are Erskine Bowles and Su Hua Newton (both appointed effective April 2003), and are independent directors for purposes of the rules of The New York Stock Exchange. The Governance Committee held four meetings during fiscal 2003.

      During fiscal 2003, each of our directors attended at least 95% of the aggregate meetings of the Board of Directors and committees on which they served.

Directors’ Compensation

      We compensate each director who is not an employee with an annual fee of $20,000, which we pay quarterly. Non-employee directors also receive additional fees of $300 per quarter for miscellaneous expenses and approximately $200 monthly for insurance coverage for themselves and their spouses. In addition to these fees, we reimburse each director for travel and other related expenses incurred in attending meetings of the Board of Directors.

      In fiscal 1999, we granted nonqualified stock options for 156,000 shares to each of our non-employee directors under Krispy Kreme’s 1998 Stock Option Plan. These options vested ratably over a three-year period commencing on the grant date and have an exercise price of $1.30 per share. In fiscal 2001, we granted nonqualified stock options for 156,000 shares to each of Ms. Holt and Messrs. Morgan and West under Krispy Kreme’s 2000 Stock Incentive Plan. These options vest ratably over a three-year period commencing on the grant date and have an exercise price of $14.77 per share. In each of fiscal 2002 and fiscal 2003, we granted options for 7,500 shares to each of our non-employee directors (or options for 8,600 shares for non-employee directors who chose to receive additional options in lieu of their cash fee). These options vest ratably over a four-year period commencing on the date of grant. Options granted in fiscal 2002 have an exercise price of $31.19 per share. Options granted in fiscal 2003 have an exercise price of $37.25 per share. Options for 1,005,000 shares are currently exercisable, including options exercisable by Emeritus Directors and Joseph A. McAleer, Jr., who retired from our Board of Directors effective March 21, 2003.

Executive Officers

      The following information as of April 7, 2003 has been furnished by the executive officers who are not serving as directors.

Name (Age)	Information About the Executive Officers

Randy S. Casstevens (37)	Randy S. Casstevens has been employed by Krispy Kreme since 1993. Mr. Casstevens was appointed Chief Governance Officer in April 2003. He has been Chief Financial Officer since January 2002 and has served as Senior Vice President, Corporate Finance since April 1998. Mr. Casstevens has served as Treasurer since August 2000 and served as Secretary from November 1995 until June 2002. Prior to joining Krispy Kreme, Mr. Casstevens was employed by Price Waterhouse from 1987 to 1993. Mr. Casstevens is a certified public accountant.

Name (Age)	Information About the Executive Officers

R. Frank Murphy (55)	R. Frank Murphy has been employed by Krispy Kreme since April 2002 as our Executive Vice President and General Counsel. Mr. Murphy has served as Secretary since June 2002. From 1972 until April 2002, Mr. Murphy practiced law with Kilpatrick Stockton LLP in Winston-Salem, North Carolina, was a partner from 1978 to 2002 and Deputy Managing Partner of that firm from 1997 to 2000.
John W. Tate (52)	John W. Tate has served as Krispy Kreme’s Chief Operating Officer since January 2002. Mr. Tate began his employment with Krispy Kreme as Chief Financial Officer and President of Krispy Kreme Manufacturing and Distribution (“KKM&D”) in October 2000. Prior to joining Krispy Kreme, Mr. Tate served as Senior Vice President and Chief Financial Officer of Williams-Sonoma, Inc., a home furnishings lifestyle retailer, since July 1999. From November 1997 until July 1999, Mr. Tate served as Corporate Chief Financial Officer for Dole Food Company Inc. He also served from January 1993 to November 1997 in two Senior Vice President, Chief Financial Officer positions for Dole in Europe and Northern California. Mr. Tate held a variety of financial and general management positions with Ryder Systems Inc. from May 1986 until December 1992.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

(Item Number 2 on the Proxy Card)

      Upon recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP, independent accountants, to audit Krispy Kreme’s accounts for its fiscal year ending February 1, 2004. PricewaterhouseCoopers LLP audited the accounts of Krispy Kreme for fiscal 2003 and has served as independent accountants to Krispy Kreme since 1992. While ratification by the shareholders of this appointment is not required by law or by our articles of incorporation or bylaws, our management believes that such ratification is desirable. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote “FOR” ratification of PricewaterhouseCoopers LLP as independent accountants to Krispy Kreme.

EXECUTIVE COMPENSATION

      The table below provides information concerning the total compensation received for services rendered to Krispy Kreme during the three fiscal years ended February 2, 2003 by our Chief Executive Officer and our four other highest paid executive officers, who are collectively referred to as the named officers. “Other Annual Compensation” includes perquisites and other personal benefits paid to each of the named officers, such as automobile allowances, club dues, medical insurance premiums and tax and estate planning services.

      Amounts under “LTIP Payouts” represent bonuses paid to cover loan repayments due to Krispy Kreme in connection with the recognition of income upon the conversion of the Long-Term Incentive Plan, or LTIP, by the named officer. Amounts under “All Other Compensation” represent Krispy Kreme’s contributions for the named executives to the Krispy Kreme Profit-Sharing Stock Ownership Plan and the Krispy Kreme Nonqualified Stock Ownership Plan.

Summary Compensation Table

					Long Term Compensation

					Awards		Payouts
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	LTIP	All Other
Named Officer	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Payouts	Compensation

Scott A. Livengood	2003	$495,833	$231,805	$267,995	—	80,000	$—	$12,106
Chairman of the Board,	2002	450,000	714,751	112,276	—	582,800	112,709	77,773
President and Chief	2001	375,000	686,045	66,795	—	90,800	111,098	57,774
Executive Officer
Randy S. Casstevens	2003	200,000	70,386	62,633	—	24,000	—	3,811
Senior Vice President, Chief	2002	152,000	181,070	45,812	—	18,000	8,030	23,610
Governance Officer, Chief	2001	133,568	185,289	35,808	—	—	7,915	18,382
Financial Officer and Treasurer
John N. McAleer	2003	248,333	99,456	89,132	—	24,000	—	4,618
Vice Chairman of the Board	2002	230,000	213,469	88,070	—	24,000	65,512	40,737
and Executive Vice President,	2001	214,000	351,956	57,947	—	—	64,576	32,776
Concept Development
R. Frank Murphy(3)	2003	233,077	108,965	45,450	—	248,000	—	—
Executive Vice President,	2002	—	—	—	—	—	—	—
Secretary and General Counsel	2001	—	—	—	—	—	—	—
John W. Tate(4)	2003	397,917	186,028	61,643	—	60,000	—	9,543
Chief Operating Officer of	2002	350,000	556,406	188,659	—	130,000	—	6,563
Krispy Kreme and President	2001	83,769	304,943	142,508	$165,000	230,000	—	—
of KKM&D

(1)	Other annual compensation for Mr. Livengood includes an automobile allowance of $51,468 for each of fiscal 2003, fiscal 2002 and fiscal 2001. Mr. Livengood’s other annual compensation for fiscal 2003 also includes payments for tax and estate planning services of $140,283. This amount includes a gross-up for taxes due. Other annual compensation for Mr. Casstevens includes an automobile allowance of $24,000 for each of fiscal 2003, fiscal 2002 and fiscal 2001. Mr. Casstevens’ other annual compensation for fiscal 2003 also includes payments for tax and estate planning services, including a gross-up for taxes due, of $19,114. Other annual compensation for Mr. McAleer includes an automobile allowance of $38,722 for each of fiscal 2003, fiscal 2002 and fiscal 2001. Mr. Murphy’s other annual compensation for fiscal 2003 includes an automobile allowance of $28,902 and reimbursement of club dues, grossed up for taxes due, of $12,670. Other annual compensation for Mr. Tate for fiscal 2003 includes an automobile allowance of $38,772 and reimbursement of club dues, grossed up for taxes due, of $15,595. Mr. Tate’s other annual compensation for fiscal 2002 and fiscal 2001 includes relocation reimbursements of $132,357 and $131,972, respectively.
(2)	There were no awards of restricted stock made to the named executive officers in fiscal 2003 or fiscal 2002. As of February 2, 2003, Mr. Tate held 4,000 shares of unvested restricted stock valued at $121,640.
(3)	Mr. Murphy commenced his employment with Krispy Kreme in April 2002. The compensation package extended to Mr. Murphy at the time he commenced employment with Krispy Kreme includes 200,000 stock options granted in fiscal 2003.
(4)	Mr. Tate commenced his employment with us in October 2000. Mr. Tate’s annual bonus for our fiscal year ended January 28, 2001 consists of a hiring bonus of $150,000 along with an annual bonus of $154,943.

Option Grants in Last Fiscal Year

      The following table shows information with respect to grants of options to each of our named officers during our fiscal year ended February 2, 2003. The options were granted at exercise prices which were not less than the fair market value of the common stock at the time of grant. The potential realizable value at assumed annual rates of stock price appreciation was based on the assumed annual growth rates for each of the grants shown over their ten-year option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

	Individual Grants
					Potential Realizable
		% of Total			Value at Assumed
	Options	Number of			Annual Rates of Stock
	Granted to	Securities	Exercise		Price Appreciation
	Employees	Underlying	or Base		for Option Term
	in Fiscal	Options	Price	Expiration
Name	Year	Granted	($/Sh)	Date	5%	10%

Scott A. Livengood	80,000	6.74%	$34.80	8/8/2012	$1,750,843	$4,436,979
Randy S. Casstevens	24,000	2.02%	34.80	8/8/2012	525,253	1,331,094
John N. McAleer	24,000	2.02%	34.80	8/8/2012	525,253	1,331,094
R. Frank Murphy	200,000	16.86%	35.94	4/22/2012	4,520,495	11,455,821
	48,000	4.05%	34.80	8/8/2012	1,050,506	2,662,187
John W. Tate	60,000	5.06%	34.80	8/8/2012	1,313,132	3,327,734

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

      The following table shows information concerning stock options exercised during fiscal 2003 and those held at February 2, 2003 by each of the named officers. The value of unexercised in-the-money options was based on the last reported sales price for our common stock on The New York Stock Exchange on January 31, 2003 of $30.41 per share.

				Common Shares
				Underlying Unexercised			Value of Unexercised
				Options at			In-the-Money Options
	Number of Securities			Fiscal Year-End			at Fiscal Year-End
	Underlying Options
Named Officer	Exercised	Value Realized		Exercisable	Unexercisable		Exercisable	Unexercisable

Scott A. Livengood	145,279 (1)	$5,049,182	(1)	948,186	1,111,203	(2)	$21,061,087	$24,625,956
Randy S. Casstevens	42,000	1,458,600		122,500	117,500		3,443,215	2,353,505
John N. McAleer	—	—		406,000	242,000		11,654,980	5,854,940
R. Frank Murphy	—	—		—	248,000		—	—
John W. Tate	60,000	1,167,769		105,000	255,000		1,056,625	1,847,300

(1)	Amounts include 25,333 securities underlying options exercised by Mr. Livengood for the benefit of Mr. Livengood’s former spouse under the terms of a property settlement agreement. The value realized for this exercise was $904,388.
(2)	Common shares underlying 447,135 unexercisable options held by Mr. Livengood are subject to the terms of a property settlement agreement.

Retirement Income Plan for Key Employees

      Effective May 1, 1994, we established a noncontributory, nonqualified defined benefit pension plan known as the Retirement Income Plan for Key Employees for certain of our key employees. In March 2000, we closed the plan to new participants. Effective February 2, 2003, Krispy Kreme elected to terminate the plan. As a result, vested accrued benefits will be paid to plan participants in fiscal 2004 and reflected in compensation paid in fiscal 2004.

Executive Contracts, Termination, Change-In-Control and Other Arrangements

Employment Contracts

      Krispy Kreme has entered into employment agreements with the following named officers:

      Scott A. Livengood. Mr. Livengood’s employment agreement, dated August 10, 1999, provided for an initial three-year term that automatically extends for successive one-year periods each year as of August 10 unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Livengood received a salary of $495,833 for fiscal 2003 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Livengood received non-incentive compensation in the amount of $5,127 per month. He is entitled to participate in and receive other employee benefits which may include, but are not limited to, benefits under any life, health, accident, disability, medical, dental and hospitalization insurance plans, use of a company automobile or an automobile allowance and other perquisites and benefits as are provided to senior executives.

      Mr. Livengood’s employment agreement may be terminated by Krispy Kreme for good cause. If the agreement is terminated without good cause, Mr. Livengood is entitled to a severance payment consisting of:

•	An amount equal to his current annual base salary and non-incentive compensation through the expiration date of the agreement

•	A lump sum payment, payable within 30 days of termination, equal to his current monthly base salary multiplied by the number of months between the month of discharge and the preceding August, inclusive

•	A lump sum payment, payable within 30 days of termination, equal to three times Mr. Livengood’s bonus, calculated at 50% of his annualized base salary for the then current fiscal year, and discounted at the rate of 6% per annum.

      Mr. Livengood is entitled to the same payments if he terminates his employment after a change in control of Krispy Kreme and his duties or responsibilities with Krispy Kreme are diminished, or he is required to relocate or Krispy Kreme fails to maintain his compensation or benefits levels.

      If Mr. Livengood’s employment is terminated by reason of death, retirement or voluntary termination, Krispy Kreme will pay him or his estate his base salary, non-incentive compensation, bonuses and benefits through the expiration date of the agreement. In the event of death, his estate also will be paid a $5,000 benefit. In the event Mr. Livengood’s employment is terminated by reason of disability, Krispy Kreme will pay his base salary, non-incentive compensation, bonuses and benefits for a period of six months following the date of disability. In addition, if Mr. Livengood is terminated for any reason other than by voluntary termination or upon a change in control of Krispy Kreme (whether or not he terminates employment), his outstanding stock options will fully vest.

      Krispy Kreme will also pay Mr. Livengood an additional amount equal to any excise tax he is required to pay due to any payments under his agreement constituting “excess parachute payments” under the Internal Revenue Code of 1986, as amended (the “Code”), as well as any additional income taxes or excise taxes imposed on such payments.

      In the event Mr. Livengood’s employment is terminated for good cause or he terminates voluntarily, Mr. Livengood will be subject to a non-compete agreement for a period of two years following the termination. During this two-year period, Mr. Livengood will be prohibited from engaging in the business of making and selling doughnuts and complementary products within certain defined geographical areas. This prohibition does not apply, however, to Mr. Livengood’s development rights described in “Related Party Transactions.”

      John N. McAleer. Mr. McAleer’s employment agreement provided for an initial two-year term that automatically extends for successive one-year periods each year as of August 10, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. McAleer received a salary of $248,333 for fiscal 2003 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. McAleer received non-incentive compensation in the amount of $3,973 per month. Mr. McAleer is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. McAleer are also similar to Mr. Livengood’s.

      John W. Tate. Mr. Tate’s employment agreement, dated February 1, 2001, provides for an initial three-year term that automatically extends for successive one-year periods each year as of February 1, commencing February 1, 2002, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Tate received a salary of $397,917 for fiscal 2003 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Tate received non-incentive compensation in the amount of $3,558 per month. Mr. Tate is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Tate are also similar to Mr. Livengood’s.

      Randy S. Casstevens. Mr. Casstevens’ employment agreement, dated December 1, 2000, provided for an initial two-year term that automatically extends for successive one-year periods each December 1, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Casstevens received a salary of $200,000 for fiscal 2003 and is eligible for annual increases and a performance-based bonus. Additionally, Mr. Casstevens received non-incentive compensation in the amount of $2,327 per month. Mr. Casstevens is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Casstevens are also similar to Mr. Livengood’s.

      R. Frank Murphy. Mr. Murphy’s employment agreement, dated April 22, 2002, provides for an initial three-year term that automatically extends for successive one-year periods each year as of April 22, commencing April 22, 2003, unless Krispy Kreme notifies him, on or before that date each year, that his term is not being extended. Mr. Murphy’s agreement provides for an annualized salary of $300,000 during fiscal 2003 and for annual increases and performance-based bonuses. Additionally, Mr. Murphy received non-incentive compensation in the amount of $3,264 per month. Mr. Murphy is entitled to participate in and receive other employee benefits and perquisites similar to those provided to Mr. Livengood, and the severance provisions for Mr. Murphy are also similar to Mr. Livengood’s.

     Change-in-control arrangements

      The option agreements under our stock option plans provide that all options become vested and exercisable upon a corporate reorganization, as defined in the option agreements, provided that the participant is employed by Krispy Kreme on the date of that corporate reorganization.

RELATED PARTY TRANSACTIONS

Associates’ License Agreements with Related Parties

      We are parties to franchise agreements, referred to as associates’ license agreements, with some of our franchisees who served as directors until March 21, 2003. Our associates’ license agreements permit the associate to sublicense the franchise to a company which is majority-owned and principally managed by the associate. Our director-associates have generally sublicensed in this manner. These agreements grant each associate a license to produce, market, package and sell Krispy Kreme doughnuts and other products in a specified territory.

      Each associate must purchase mix and equipment from us; and, as a result, we have outstanding accounts receivable, from time to time, with each of our associates. Additionally, our associates pay us franchise royalties. The table below shows KKM&D sales to and royalties from our directors’ affiliated franchise companies during our fiscal year ended February 2, 2003.

Fiscal Year Ended
Former Director and Franchise Companies	February 2, 2003

(In thousands)
Frank E. Guthrie:
Augusta Doughnut Company	$887
Classic City Doughnuts Corp.	334
Frank E. Guthrie and Robert L. McCoy:
Magic City Doughnuts Corporation	2,314
Joseph A. McAleer, Jr.:
Mackk, LLC	3,065
Gumbo Land Doughnuts, LLC	6,288
Joseph A. McAleer, Jr. and Steven D. Smith:
Dallas Doughnuts	6,984
Robert L. McCoy:
Gulf Florida Doughnut Corp.	5,924
Steven D. Smith:
Dale’s Doughnut Corp.	1,335
Dale’s Doughnuts of Dothan, Inc.	428
Smiths Doughnuts, Inc.	1,049

      Our agreement with Mr. Guthrie, which he has sublicensed to Magic City Doughnuts Corporation, obligates him to develop and operate a total of four stores in the Orlando, Florida area, two of which were open as of February 2, 2003. Mr. Guthrie co-owns Magic City Doughnuts with Mr. McCoy. Our agreement with Joseph A. McAleer, Jr., which he has sublicensed to Dallas Doughnuts, obligates him to develop and operate a total of eight stores in the Dallas/Fort Worth territory by December 31, 2003, five of which were open as of February 2, 2003. Joseph A. McAleer, Jr. co-owns Dallas Doughnuts with Mr. Smith.

      We are also parties to associates’ license agreements with two brothers-in-law of Messrs. Joseph A. McAleer, Jr. and John N. McAleer, our Vice Chairman and Executive Vice President, Concept Development. Mr. William J. Dorgan operates stores in Biloxi and Gulfport, Mississippi through Dorgan’s Doughnut Company, Inc. Total KKM&D sales to and royalties from Dorgan’s Doughnuts were $548,000 in fiscal 2003. Since September 1998, Pat Silvernail has operated two stores in Macon, Georgia through S&P of Macon, Inc. Total KKM&D sales to and royalties from S&P of Macon were $1,121,000 in fiscal 2003.

The Kingsmill Plan

      In December 1994, we implemented a plan to provide franchise opportunities to corporate management, which we referred to as the Kingsmill Plan. Under the terms of the Kingsmill Plan, we agreed to make franchise opportunities available to members of corporate management who met our ordinary franchisee qualifications and to provide financial assistance in the form of collateral repurchase agreements and company guaranties of bank loans. We established similar franchise opportunity plans for store managers and associate operators. We have terminated the plan except for existing participants with whom we have entered into a franchise agreement. An outstanding guarantee we have made pursuant to the Kingsmill Plan is described below.

Area Developer Equity Fund

      In March 2000, we established a pooled investment fund, the Krispy Kreme Equity Group, LLC, which invested in new area developers in certain markets. Krispy Kreme officers were eligible to invest in the fund. Members of our Board of Directors who were not Krispy Kreme officers were not eligible to invest in the fund. Krispy Kreme did not provide any funds to its officers to invest in the fund or provide guaranties for the investment. The fund invested exclusively in new area developers, obtaining up to a five percent interest in them. As of February 3, 2002, the fund had invested in six area developers. On March 5, 2002, the members of the fund unanimously voted to sell their interests in the fund to Krispy Kreme. We paid each member of the fund an amount equal to his original investment, totaling an aggregate of $940,100. On March 6, 2002, the fund was dissolved.

Development Rights of Officers and Directors

      We entered into a letter agreement with Scott A. Livengood, our Chairman, President and Chief Executive Officer, on April 12, 1994, under which we granted Mr. Livengood the option to develop stores in Alamance, Durham and Orange Counties, North Carolina. Mr. Livengood relinquished these development rights to Krispy Kreme effective March 2003.

      Pursuant to the Kingsmill Plan, we were formerly a party to an area development agreement with Midwest Doughnuts, LLC, dated May 29, 1996. Philip R.S. Waugh, Jr., our Executive Vice President, Worldwide Development, owned 50% of the membership interests in Midwest Doughnuts. Under the terms of the agreement, the area developer was required to open a minimum of four stores in the Kansas City territory, three of which were open as of February 3, 2002. The requirement to open a fourth store was suspended. Total KKM&D sales to and royalties from Midwest Doughnuts were $2,703,000 in fiscal 2003. In September 2000, we entered into additional development agreements with Heartland Dough, LLC and Show Me Dough, LLC to develop one store in each of the Wichita, Kansas and Springfield, Missouri markets. Mr. Waugh owned 50% of the membership interests in Heartland Dough and Show Me Dough. Total KKM&D sales to and royalties from Heartland Dough and Show Me Dough were $1,160,000 and $1,256,000, respectively, in fiscal 2003. These agreements were not subject to the terms of the Kingsmill Plan. Effective March 10, 2003, we repurchased the rights to each of these markets, and the above-mentioned agreements between these entities and us are no longer in effect.

      We entered into a letter agreement with Joseph A. McAleer, Jr., a Krispy Kreme director until March 21, 2003, on February 15, 1994 granting him the option to acquire three stores located in Mobile, Alabama. Mr. McAleer purchased the stores on February 1, 1998 for a total purchase price of $1.6 million, subject to certain adjustments. The purchase price was determined on the basis of the amount paid for the stores in 1990, the face value of store receivables and the cost of the stores’ inventory, mutually determined by Mr. McAleer and Krispy Kreme. We also granted Mr. McAleer the right to develop up to ten stores in the New Orleans, Louisiana territory.

Conversion of the Long-Term Incentive Plan

      The Employees’ Long-Term Incentive Plan, or the LTIP, which was established in 1992, enabled eligible employees to defer some or all of their bonuses earned under our incentive compensation plans. The deferred amounts were converted to units of phantom stock based on a formula contained in the LTIP. The phantom stock units granted under the LTIP were credited with dividends in a manner identical to our common stock. Pursuant to the terms of the LTIP, participants’ accounts were to be distributed in accordance with the deferral election made by the participants.

      In August 1998, we determined that it was in Krispy Kreme’s best interest to liquidate the LTIP. Accordingly, we undertook a conversion program whereby phantom stock units under the LTIP were converted into an equivalent number of actual shares of Krispy Kreme common stock. Participants who elected to participate in the conversion received a distribution of shares of our common stock. Non-participants received cash payouts.

      Because the distribution of shares of our common stock pursuant to the conversion triggered recognition of income for participants, we established a loan program by which we made 10-year loans with fixed 6% rates of interest available to senior executive participants in an amount equal to 45% of the amount of income recognized as a result of the conversion. Pursuant to this program, we extended loans to the following officers and directors on August 31, 1998: Scott A. Livengood, John N. McAleer, Joseph A. McAleer, Jr. and Randy S. Casstevens. Some of our other officers and directors also received loans of less than $60,000. Although we were not legally obligated to do so, we paid supplemental bonuses to the participants in August 2000 and 2001 to enable the participant to make the loan payment due us after payment of federal and state taxes. The amounts shown in the “Summary Compensation Table” under the “LTIP Payouts” column reflect the bonuses paid to the named officers in those years.

      In August 2002, in response to then enacted Sarbanes-Oxley legislation, members of management voluntarily agreed to pay off all outstanding loans associated with the LTIP conversion; and this repayment was completed in the third quarter of fiscal 2003. Each member of management used personal funds to pay off these loans and accrued interest and Krispy Kreme did not extend any bonus amounts to the participants to assist in the loan payoff. While Sarbanes-Oxley legislation did not require the repayment of these established loans, management believed it was in the best interests of Krispy Kreme and its shareholders to pay off the loans. As a result of the payoffs, no such loan amounts were outstanding as of February 2, 2003.

Franchisee Guarantee

      On September 18, 1998, we entered into a guaranty agreement with Beattie F. Armstrong and Beattie F. Armstrong, Inc. for Pat Silvernail and his wife, Shannon McAleer Silvernail, and S&P of Macon, Inc., our Macon, Georgia franchisee. Mrs. Silvernail is the sister of, and Mr. Silvernail is consequently a brother-in-law to, Joseph A. McAleer, Jr. and John N. McAleer. Under the terms of the agreement, we agreed to guarantee two loans in the combined original principal amount of $1.0 million obtained by the Silvernails and S&P of Macon, Inc. to finance the purchase of a Krispy Kreme associates’ license agreement and the two Macon stores; and both of these loans have now been fully paid.

Loan Agreements and Other Relationships

      We have entered into loan agreements with some of our directors and officers as described below.

      We extended loans in fiscal 1998 to some of our officers and directors to cover tax payments in connection with the conversion of our LTIP. These loans were fully repaid with personal funds by each officer and director in the third quarter of fiscal 2003. These activities are further described in “Conversion of the Long-Term Incentive Plan.”

      We also extended a loan in February 2001 to David A. McKie, Jr., Senior Vice President — Coffee Division of Krispy Kreme, in connection with his purchase of shares of restricted stock. The stock was offered to Mr. McKie in connection with the acquisition of Digital Java, Inc., a Chicago-based coffee company acquired by Krispy Kreme in February 2001. The loan is secured by the restricted stock and the annual amount of principal and interest owed will be forgiven as long as certain employment and performance criteria are met. The outstanding balance of the loan at February 2, 2003 is $558,000.

      Togo D. West, Jr. is an attorney at the law firm of Covington & Burling, which provides legal services to Krispy Kreme from time to time.

Policy on Related Party Transactions

      Our Board of Directors has adopted a resolution whereby all transactions with related parties, including any loans from us to our officers, directors, principal shareholders or affiliates, must be approved by a majority of the disinterested members of the Board of Directors, must be made in compliance with Sarbanes-Oxley and other relevant legislation and must be on terms no less favorable to us than could be obtained from unaffiliated third parties. The Audit Committee is responsible for reviewing all related party transactions on a continuing basis and potential conflict of interest situations where appropriate.

Compensation Committee Interlocks and Insider Participation

      Robert L. McCoy, Joseph A. McAleer, Jr., James H. Morgan and Togo D. West, Jr. comprised the members of the Compensation Committee during fiscal 2003. Mr. McAleer is a former executive officer of Krispy Kreme, and both Messrs. McAleer and McCoy conduct business with Krispy Kreme through franchises as described in “Related Party Transactions.” Messrs. McAleer and McCoy ended service with the committee when they retired and resigned, respectively, from our Board of Directors on March 21, 2003. Togo D. West, Jr. is an attorney at the law firm of Covington & Burling, which provides legal services to Krispy Kreme from time to time.

REPORT OF THE AUDIT COMMITTEE

      During fiscal 2003, our Audit Committee was comprised of three independent directors. Our Audit Committee operates under a written charter which is attached as Annex A to this Proxy Statement. The Audit Committee, in its oversight role over (1) Krispy Kreme’s financial accounting and reporting process, (2) Krispy Kreme’s system of internal controls established by management and (3) the external audit process, has met with management and the independent accountants of Krispy Kreme. Discussions about Krispy Kreme’s audited financial statements included the independent accountants’ judgments about the quality, not just the acceptability, of Krispy Kreme’s accounting principles and underlying estimates used in Krispy Kreme’s financial statements, as well as other matters, as required by Statement on Auditing Standards No. 61, Communication with Audit Committees (“SAS 61”), as amended by Statement on Auditing Standards No. 90, Audit Committee Communications (“SAS 90”) and by the Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report as of April 7, 2003:

1. The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended February 2, 2003 with management of Krispy Kreme.

2. The Audit Committee has discussed with the independent accountant the matters required to be discussed by SAS 61 and SAS 90.

3. The Audit Committee has received from the independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee, (i) a written disclosure indicating all relationships, if any, between the independent accountant and its related entities and Krispy Kreme and its related entities which, in the accountant’s professional judgment, reasonably may be thought to bear on the accountants’ independence, and (ii) a letter from the independent accounting firm confirming that, in its professional judgment, it is independent of Krispy Kreme; and the Audit Committee has discussed with the auditor and considered the accountant’s independence from Krispy Kreme.

      Based on the review and discussions referred to in paragraphs 1. through 3. above, the Audit Committee recommended to the Board of Directors that the audited financial statements should be included in Krispy Kreme’s Annual Report on Form 10-K for the fiscal year ended February 2, 2003 for filing with the Securities and Exchange Commission.

William T. Lynch, Jr., Chairman
Mary Davis Holt
James H. Morgan

Audit Fees, Financial Information Systems Design and Implementation Fees and All Other Fees Paid to PricewaterhouseCoopers LLP during Fiscal 2003 and Fiscal 2002.

      For its fiscal 2003 and fiscal 2002 services, Krispy Kreme paid PricewaterhouseCoopers total fees of $711,000 and $708,000, respectively, comprised of:

•	Audit Fees: $228,000 and $215,000 for services rendered for the review of Krispy Kreme’s quarterly financial statements and audit of Krispy Kreme’s annual financial statements for fiscal 2003 and fiscal 2002, respectively.

•	Financial Information Systems Design and Implementation Fees: There were no services rendered related to information systems in fiscal 2003 or fiscal 2002.

•	All Other Fees: $483,000 and $493,000 in fiscal 2003 and fiscal 2002, respectively, for all other matters.

      The other fees in fiscal 2003 and fiscal 2002 were primarily audit and tax related.

      The Audit Committee has considered whether the provision of audit-related and other non-audit services by PricewaterhouseCoopers is compatible with maintaining PricewaterhouseCoopers’ independence. The Audit Committee has determined that the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      This report sets forth the duties of the Compensation Committee and the current strategy and components of Krispy Kreme’s compensation programs for its executive officers, which for the fiscal year ended February 2, 2003 included Mr. Livengood, our Chief Executive Officer, officers at the Executive Vice President level and certain officers at the Senior Vice President level. This report also describes the basis on which compensation determinations were made with respect to these executive officers for the fiscal year ended February 2, 2003.

The Compensation Committee

      The Compensation Committee is responsible for the review and recommendation to the Board of Directors of the compensation of Krispy Kreme’s Chief Executive Officer and review and approval of the compensation of the other executive officers and of employee benefit plans. Among other responsibilities, the Compensation Committee specifically:

•	Develops, in consultation with management and compensation professionals, executive compensation policies and philosophies;

•	Reviews and approves the short-term and long-term incentive compensation programs, including the performance goals, for our executive officers;

•	Evaluates the performance of the Chief Executive Officer;

•	Reviews and recommends to the Board of Directors salary adjustments and incentive compensation payments, including annual and long-term incentives, for the Chief Executive Officer; and

•	Reviews and approves the salaries and incentive compensation for other executive officers.

      The Compensation Committee has retained a national executive compensation consulting firm to advise it and Krispy Kreme on executive compensation issues.

Executive Compensation Policies

      Krispy Kreme’s executive compensation program is designed to establish a strong connection between the creation of shareholder value and the compensation earned by its executives—primarily by tying base compensation increases and incentive compensation to the attainment of company performance goals and increases in its stock price. The current general program was formulated in fiscal 1999 with the assistance of PricewaterhouseCoopers LLP. Krispy Kreme’s fundamental executive compensation objectives are to:

•	Link executive compensation to Krispy Kreme’s economic performance;

•	Promote the achievement of economic goals and focus executive officers on the creation of shareholder value;

•	Maximize Krispy Kreme’s growth opportunities and emphasize variable executive compensation over fixed compensation; and

•	Attract and retain executive officers and further align the interests of these key employees with the interests of Krispy Kreme’s shareholders.

      To determine the market for executive compensation in Krispy Kreme’s industry, we study the compensation paid by a group of its peers to their executive officers. Our strategy is to provide compensation which, when compared with these peer companies, is:

•	Comparable with the market when targeted financial goals are met;

•	Above the market when targeted goals are exceeded; and

•	Below the market when targeted performance goals are not achieved.

      All executive officers, including the Chief Executive Officer, participate in the same compensation programs as the other executives, with the only differences being the amount of compensation that is at risk, the overall magnitude of the potential awards and the performance criteria for individual officers. Senior executive officers, such as the Chief Executive Officer, have a larger percentage of their total compensation at risk on the basis of Krispy Kreme’s performance than do other officers.

      Stock Ownership by Officers and Other Employees. The Compensation Committee believes that executive officers should be encouraged to own our common stock to align further their interests with those of our shareholders. In fiscal years prior to our initial public offering, this goal was implemented through stock options and restricted stock awards. Stock options and restricted stock awards are available to our employees under our 2000 Stock Incentive Plan (which replaced the 1998 Stock Option Plan under which prior stock options were granted). Other mechanisms to promote stock ownership by officers and employees include the Krispy Kreme Profit-Sharing Stock Ownership Plan, the Krispy Kreme Doughnut Corporation Nonqualified Stock Ownership Plan and the Krispy Kreme Doughnuts, Inc. Employee Stock Purchase Plan, as well as the Krispy Kreme Doughnut Corporation Retirement Savings Plan, which allows participants in Krispy Kreme’s 401(k) plan to direct that some or all of their accounts be invested in Krispy Kreme common stock. The Compensation Committee regularly consults with advisors to determine the appropriate level of option grants and other equity incentives for our executives, with particular reference to the practices of peer companies.

Principal Executive Compensation Elements

      Krispy Kreme’s executive compensation program is comprised of the following principal elements: base salaries; annual incentive stock or cash bonuses; and long-term stock incentives.

      Base Salary. Salaries for executive officers are established on the basis of the qualifications and experience of the executive, the nature of the job responsibilities and the range of salaries for similar positions at peer companies. Base salaries for executive officers tend to be below the market for similar companies, as Krispy Kreme’s compensation strategy is to emphasize performance-based compensation. Base salaries may be increased periodically for officers who meet or exceed their individual performance goals. Salaries for executive officers (other than our Chief Executive Officer) were increased approximately 12% in fiscal 2003 as compared to fiscal 2002. The increases were based upon performance measures, such as Krispy Kreme’s strong earnings growth and strong balance sheet for fiscal 2003, the value created by the officers for Krispy Kreme’s shareholders and other successful business indicators.

      Annual Incentives. Annual incentives for executive officers are determined under our Senior Executive Incentive Compensation Plan. This plan ties the incentive compensation payable to the Chief Executive Officer and other executive officers directly to the attainment of specific, objective performance targets, thereby aligning the interests of management with the interests of our shareholders.

      The amount of bonuses potentially payable to executive officers is determined as a range of percentages of an individual officer’s salary. Bonus amounts are generally established so that an individual’s total annual compensation, assuming a bonus is earned, will be comparable to or exceed the total annual compensation paid by peer companies to similarly situated officers. Cash or stock bonuses paid in accordance with the plan can be based on the achievement of several enumerated performance criteria. The amount by which actual results exceed targeted performance measures establishes the level of bonuses paid, with caps on bonuses tied to certain criteria.

      For fiscal 2003, bonuses for all executive officers were contingent upon meeting or exceeding targets for two performance measures: (1) a percentage increase in earnings per share of common stock; and (2) a percentage return on revenues as measured by dividing earnings before interest and taxes (EBIT) by total Krispy Kreme revenues. Both targets were met or exceeded for fiscal 2003 though not to the extent they were met or exceeded in fiscal 2002 or fiscal 2001. Bonuses for individual executive officers were further contingent upon meeting or exceeding other performance criteria, selected as appropriate for the individual officer’s duties. These individual criteria include systemwide sales growth, comparable store sales growth, operating income margin and other measures.

      Long-Term Stock Incentives. Our philosophy regarding long-term incentive compensation is to provide stock option grants that approximate the median of peer company practices. We believe that stock options and other stock incentives play an integral role in our ability to attract and retain employees and to provide incentives for such persons to promote the financial success of Krispy Kreme. Moreover, stock incentives benefit Krispy Kreme by closely aligning the interests of grantees with the interests of our shareholders. For details on stock options grants to our Chief Executive Officer and the named officers, see “Executive Compensation” above.

      Benefits and Perquisites. Executives also participate in our regular employee benefit programs, including group medical and dental coverage, group life insurance and group long-term disability insurance. Perquisites include items such as automobile allowances and club dues.

The Chief Executive Officer’s Compensation for Fiscal 2003

      Compensation decisions for Mr. Livengood, as our Chief Executive Officer, are made under the same methodology used in determining the compensation of other executives. Mr. Livengood has a greater proportion of his total compensation at risk than do the other executive officers.

      In March 2002, on the recommendation of the Compensation Committee, the Board of Directors increased Mr. Livengood’s annual base salary from $450,000 to $500,000, an 11.1% increase. The Compensation Committee made its decision based upon the significant value created by Mr. Livengood’s leadership, Krispy Kreme’s strong earnings growth and strong balance sheet for fiscal 2002 and other successful business indicators.

      The Compensation Committee recommended payment to Mr. Livengood of an annual bonus of $231,805 for fiscal 2003. Mr. Livengood’s bonus was earned on the basis of performance in four measures: our return on assets, measured by earnings before interest, taxes and depreciation and amortization; our earnings per share of common stock; our total sales; and our customer satisfaction.

Compensation Deductibility Policy

      An income tax deduction under federal law will generally be available for annual compensation in excess of one million dollars paid to the Chief Executive Officer and the named officers of a public corporation only if such compensation is “performance-based” and complies with certain other tax law requirements. Our policy is to maximize the deductibility of all executive compensation. Also in furtherance of this policy, the compensation committee expects to undertake responsibility in the future for compensation decisions for all the named officers, in addition to officers at the executive vice president level and above. Notwithstanding this policy, the Compensation Committee retains the discretion to award compensation that is not deductible under Section 162(m) of the Code when it is in the best interests of Krispy Kreme and our shareholders to do so.

Summary

      The Compensation Committee believes the executive compensation policies and programs maintained by Krispy Kreme and described in this report serve the interests of Krispy Kreme and our shareholders and that executive compensation has been strongly linked to Krispy Kreme’s performance and the enhancement of shareholder value. The Compensation Committee intends to continually reevaluate these compensation policies and plans, with the assistance of management and advisors, to ensure that they are appropriately configured to help continue to achieve our long-term goals of performance, growth and enhancement of shareholder value.

James H. Morgan, Chairman
Togo D. West, Jr.

STOCK PERFORMANCE GRAPH

      The performance graph shown below compares the percentage change in the cumulative total shareholder return on our common stock against the cumulative total return of the NYSE Composite Index and Standard & Poor’s Restaurants Index for the period from April 5, 2000 (the date of our Initial Public Offering) through February 2, 2003. The New York Stock Exchange reintroduced its NYSE Composite Index in January 2003 using a new methodology and a recalculated base value of 5000. The graph assumes an initial investment of $100 and the reinvestment of dividends.

	April 5, 2000	January 30, 2001	February 1, 2002	February 3, 2003

Krispy Kreme Doughnuts, Inc.	100	181	422	326
NYSE Composite Index	100	128	128	141
Standard & Poor’s Restaurants Index	100	89	91	64

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such with the SEC. Such officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from our executive officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for (1) one late filing for each of the following directors: Mary Davis Holt (relating to three sale transactions) and Joseph A. McAleer, Jr. (relating to two sale transactions); (2) two late filings for each of the following directors: Frank E. Guthrie (one relating to the exercise of options and one relating to a sale transaction) and Robert L. McCoy (relating to three sale transactions); and (3) one late filing for each of the following members of Jubilee Investments Limited Partnership (formerly McAleer Investments Limited Partnership) who are deemed to beneficially hold more than 10% of our common stock: John N. McAleer, Jeanne Sanderford, Shannon M. Silvernail, Sandra M. Middlebrooks, Elizabeth Tillman and Patricia Dorgan.

VIEW PROXY STATEMENTS AND ANNUAL REPORTS ON THE INTERNET

      We may in the future give our shareholders the option of viewing proxy statements and annual reports to shareholders on the Internet instead of receiving them by mail. If we make this option available to shareholders, and if you agree to access future proxy statements and annual reports to shareholders online, we expect you will continue to receive a proxy card in the mail, but not paper copies of the proxy statement and annual report to shareholders. These proxy cards will contain the website address and other necessary information to view the proxy statement and annual report to shareholders online, and to submit your vote. In order to take advantage of the Internet viewing option, you will need access to a computer, an Internet access account and may need software such as Adobe Acrobat Reader.

      If you wish to take advantage of this option (if and when we offer it), you may make this election when completing the enclosed proxy card for this year’s annual meeting by checking the appropriate box next to the statement concerning the viewing of proxy statements and annual reports of shareholders on the Internet. If we offer the option to view these materials online in the future, your consent to view them online rather than receiving them by mail will be effective until you cease being a shareholder, until we cease offering the Internet viewing option or until you revoke your consent. If you elect to view these materials on the Internet, and then later change your mind, you may revoke your election at any time by sending a letter to Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Winston-Salem, North Carolina 27103, Attention: Secretary. We will resume sending you paper copies if you revoke your election.

SHAREHOLDERS’ PROPOSALS FOR 2004 ANNUAL MEETING

      Any shareholder who wishes to present a proposal appropriate for consideration at Krispy Kreme’s 2004 Annual Meeting of Shareholders must submit the proposal in proper form to Krispy Kreme at the address set forth on the first page of this Proxy Statement no later than December 26, 2003 for the proposal to be considered for inclusion in Krispy Kreme’s Proxy Statement and form of proxy relating to such annual meeting. Krispy Kreme must be notified of any other shareholder proposal intended to be presented for consideration at the 2004 Annual Meeting no later than March 8, 2004 or else proxies may be voted on such proposal at the discretion of the persons named in the 2004 proxy.

HOUSEHOLDING

      We adopted a new procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

      If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in April of each year, by notifying us in writing at: Investor Relations, 370 Knollwood Street, Winston-Salem, North Carolina 27103. You also may request additional copies of the proxy materials by notifying us in writing at the same address.

      If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

OTHER MATTERS

      All of the expenses involved in preparing, assembling, and mailing this proxy statement and the materials enclosed herewith and soliciting proxies will be paid by Krispy Kreme. We may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of our common stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers or regular employees of Krispy Kreme, acting without special compensation.

      The Board of Directors is aware of no other matters, except for those incidental to the conduct of the annual meeting, that are to be presented to shareholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

      If you plan to attend the Annual Meeting, please indicate your plan to do so as provided in the proxy. Whether or not you plan to attend, you are urged to fill in, date, sign and mail the accompanying proxy card, vote by telephone or electronically through the Internet as soon as possible. If you do attend and wish to vote at the Annual Meeting, you may revoke your proxy at that time.

BY ORDER OF THE BOARD OF DIRECTORS,

R. FRANK MURPHY
Secretary

ANNEX A

Krispy Kreme Doughnuts, Inc.

Charter of the Audit Committee of the Board of Directors

I. Audit Committee Purpose

      The Audit Committee of Krispy Kreme Doughnuts, Inc. is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

•	Appoint, determine the compensation of and oversee the work of any registered public accounting firm employed by the Company. The registered public accounting firm must report directly to the Audit Committee.

•	Monitor the independence and performance of the Company’s internal auditing department.

•	Provide an avenue of communication among the independent auditors, management, the internal auditing department, and the Board of Directors.

      The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as to anyone in the organization. The Audit Committee has the ability to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary or appropriate in the performance of its duties.

II. Audit Committee Composition and Meetings

      Audit Committee members shall meet the requirements of the New York Stock Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. To be considered independent, an Audit Committee member must not accept any consulting, advisory or other compensatory fee from the Company or be an affiliated person of the Company or any subsidiary of the Company. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements. Additionally, effective in the fiscal year ending February 1, 2004, at least one member of the Committee must be a “financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002 (the “Act”) and as further clarified or modified in any rules issued by the Securities and Exchange Commission or any other rule-making body, pursuant to the Act.

      Audit Committee members shall be appointed by the Board. If an Audit Committee Chairman is not designated or not present at any scheduled Audit Committee meeting, the members of the Committee may designate a Chairman by majority vote of the Committee membership.

      The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Audit Committee Chairman shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, general counsel, the head of Internal Audit, and as a Committee to discuss any matters that the Committee or any of these groups indicate to the Committee should be discussed. In addition, the Committee, or at least its Chairman, should communicate with management and the independent auditors quarterly to review the Company’s financial statements and significant findings based upon the auditors’ limited review procedures.

I. Audit Committee Responsibilities and Duties

          Review Procedures

1.	Review and reassess the adequacy of this Charter at least annually, submit the Charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

2.	Review the Company’s annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices and judgements. Discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61.

3.	In consultation with the Company’s management, independent auditors, and internal auditors, consider the integrity of the Company’s financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management’s responses.

4.	Review with financial management and the independent auditors the Company’s quarterly financial results prior to the public release of earnings and/or the Company’s quarterly financial statements prior to filing or distribution. The Chairman of the Committee may represent the entire Audit Committee for purposes of this review.

5.	The Audit Committee must establish and oversee a procedure for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

          Independent Auditors

1.	The independent auditors are ultimately accountable to the Audit Committee and to the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

2.	Approve the fees and other significant compensation to be paid to the independent auditors.

3.	On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence.

4.	Review the independent auditors’ audit plan – discuss scope, staffing, locations, reliance upon management, and internal audit and general audit approach.

5.	Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

6.	Consider the independent auditors’ judgement about the quality of appropriateness of the Company’s accounting principles as applied in its financial reporting.

          Internal Audit Department and Legal Compliance

1.	On at least an annual basis, review the activities, and organizational structure of the internal audit department. Also, as needed, review any reports of the internal audit department along with management’s response to these reports.

2.	On at least an annual basis, review with the Company’s counsel any legal matters that could have a significant impact on the organization’s financial statements, the Company’s compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

          Other Audit Committee Responsibilities

1.	The Audit Committee must preapprove all services provided by the Company’s outside auditor, subject to a de minimus exception for certain non-audit services that constitute less than 5% of the revenues paid to the auditor during the fiscal year in which the non-audit services are provided. The Company must disclose in its periodic reports the Audit Committee’s approval of non-audit services by an auditor. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee.

2.	Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the Company’s annual proxy statement.

3.	Perform any other activities consistent with this Charter, the Company’s by-laws, and governing law, as the Committee of the Board deems necessary or appropriate.

4.	Maintain minutes of meetings and periodically report to the Board of Directors on significant results.

5.	Periodically perform self-assessment of Audit Committee performance.

6.	Review financial and accounting personnel succession planning within the Company.

7.	Annually review policies and procedures associated with Directors’ and Officers’ expense accounts and perquisites. Annually review a summary of Directors’ and Officers’ related party transactions and potential conflicts of interest.

8.	The Audit Committee must review the background and experience qualifications of any person hired in a management role within the Company’s accounting/finance function. It is not necessary for this review to be conducted prior to the hiring of any individual.

Krispy Kreme Doughnuts, Inc.

COMMON STOCK OF KRISPY KREME DOUGHNUTS, INC.

This proxy is solicited by the Board of Directors for the June 4, 2003 Annual Meeting of Shareholders

The undersigned hereby appoints Scott A. Livengood, John W. Tate, Randy S. Casstevens and Frank Murphy, and each of them, the proxy of the undersigned to vote the common stock of the undersigned at the Annual Meeting of Shareholders of Krispy Kreme Doughnuts, Inc. (the "Company") to be held on June 4, 2003, and any adjournment or postponement thereof.

The Board of Directors favors a vote "FOR" the election of the persons named in this proxy and accompanying Proxy Statement, and "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants; and unless instructions to the contrary are indicated in the space provided, this proxy will be so voted.

(Continued and to be signed on opposite side)

▲ FOLD AND DETACH HERE ▲

Please mark your votes as indicated in this example ☒

1. Election of Class I Directors
01) Mary Davis Holt, 02) James H. Morgan, 03) Togo D. West, Jr.

☐ **FOR** all nominees for director listed above (except as marked to the contrary).

☐ **WITHHOLD AUTHORITY** to vote for all nominees listed above.

☐ **WITHHOLD AUTHORITY** to vote for an individual nominee. Write name(s) below

____

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the independent accountants for the 2004 fiscal year.	☐	☐	☐

3. In accordance with their best judgment with respect to any other matters that may properly come before the meeting.

If you agree to view future Proxy Statements and Annual Reports to Shareholders of the Company on the Internet instead of receiving paper copies in the mail as described in the accompanying Proxy Statement (to the extent the Company makes such option available), please mark the following box: ☐

If you plan to attend the Annual Meeting of Shareholders in person, please mark the following box: ☐

Date: ______________________________, 2003

Please sign this Proxy exactly as name appears on the Proxy.

Note: When signing as attorney, trustee, administrator or guardian, please give your title as such. In the case of joint tenants, each joint owner must sign.

▲ FOLD AND DETACH HERE ▲

INSTRUCTIONS IF VOTING BY TELEPHONE OR INTERNET

QUICK ★★★ EASY ★★★ IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Use any touch-tone telephone or the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on June 3, 2003.

- **You will be asked to enter a CONTROL NUMBER which is located in the lower right hand corner of this form.**

VOTE BY PHONE:

OPTION 1: To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by Pressing 1.

OPTION 2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

Item 1: To vote **FOR ALL** nominees, press **1**; to **WITHHOLD FOR ALL** nominees, press **9**.
To **WITHHOLD FOR AN INDIVIDUAL** nominee, press **0** and listen to the instructions.

Item 2: To vote **FOR**, press **1**; **AGAINST**, press **9**; **ABSTAIN**, press **0**.
When asked, please confirm your vote by pressing **1**.

VOTE BY INTERNET: THE WEB ADDRESS IS www.proxyvoting.com/kkd

IF YOU VOTE BY PHONE OR INTERNET – DO NOT MAIL THE PROXY CARD

THANK YOU FOR VOTING.

Call ★★ Toll Free ★★ On a Touch-Tone Telephone

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CONTROL NUMBER
for Telephone/Internet Voting